EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Thursday, October 23, 2014

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

C&F Financial Corporation

Announces Third Quarter Financial Results

West Point, Va., October 23, 2014—C&F Financial Corporation (NASDAQ: CFFI), the one-bank holding company for C&F Bank (or the Bank), today reported net income of $3.3 million for the third quarter of 2014, or $0.96 per common share assuming dilution, compared with $3.4 million, or $0.97 per common share assuming dilution, for the third quarter of 2013. The corporation reported net income of $9.9 million for the first nine months of 2014, or $2.88 per common share assuming dilution, compared with $11.6 million, or $3.37 per common share assuming dilution, for the first nine months of 2013.

For the third quarter of 2014, the corporation’s return on average common equity (ROE) and return on average assets (ROA), on an annualized basis, were 10.92 percent and 0.99 percent, respectively, compared to 12.58 percent and 1.37 percent, respectively, for the third quarter of 2013. For the first nine months of 2014, on an annualized basis, the corporation’s ROE and ROA were 11.22 percent and 1.00 percent, respectively, compared to a 14.52 percent ROE and a 1.56 percent ROA for the first nine months of 2013. The decline in ROE and ROA for the third quarter and the first nine months of 2014, compared to the same periods in 2013, resulted from lower net income during 2014. The decline in ROE was also affected by internal capital growth of 11.6 percent since September 30, 2013 resulting primarily from earnings and stock option exercises during the fourth quarter of 2013. The decline in ROA was also affected by asset growth of 33.8 percent since September 30, 2013 resulting from the corporation’s acquisition of Central Virginia Bankshares, Inc. and its wholly-owned subsidiary Central Virginia Bank (or CVB) on October 1, 2013.

“We are pleased to report net income of $3.3 million for the third quarter of 2014,” said Larry Dillon, President and Chief Executive Officer of C&F Financial Corporation. “As discussed in more detail below, earnings for the third quarter of 2014 were almost level with the third quarter of 2013. Earnings at our retail banking segment have improved as a result of the decline in nonperforming assets and net charge-offs during 2014 and the net accretion of acquisition accounting adjustments resulting from the CVB acquisition offset in part by the effect of higher operating costs associated with the merger of CVB personnel, branches and operations into C&F Bank. Earnings at our mortgage banking and consumer finance segments continue to be negatively affected by industry-wide factors resulting in lower loan production at the mortgage banking segment relative to 2013 and elevated loan charge-offs and a lower yield on loans at the consumer finance segment, in each case relative to 2013 periods.”

“The Board of Directors declared a quarterly dividend of 30 cents per share during the third quarter of 2014, representing a 30.9 percent payout ratio of third quarter 2014 net income.”

Retail Banking Segment. C&F Bank reported net income of $1.7 million for the third quarter of 2014, compared to net income of $791,000 for the third quarter of 2013. For the first nine months of 2014, the Bank reported net income of $4.1 million, compared to net income of $2.0 million for the first nine months of 2013. Net income of the retail banking segment during 2014 includes the results of operations acquired in connection with the corporation’s purchase of CVB on October 1, 2013.

The results for both the third quarter and first nine months of 2014 for the retail banking segment were significantly affected by the accounting adjustments resulting from the acquisition of CVB. These adjustments resulted from marking assets and liabilities acquired from CVB to fair market values as of the acquisition date. Accordingly, yields on loans and investments acquired from CVB increased and the cost of certificates of deposit decreased, the benefits of which were partially offset by the amortization of the core deposit intangible and higher depreciation associated with the write-up of certain buildings recognized in the acquisition of CVB. The net accretion attributable to these adjustments was $326,000 and $1.4 million, net of taxes ($502,000 and $2.2 million prior to taxes, respectively), during the third quarter and first nine months of 2014, respectively.

The improvement in net income of the retail banking segment for the third quarter and first nine months of 2014 also resulted from (1) the effects of the continued low interest rate environment on the cost of deposits throughout 2014, (2) stability in loan credit quality resulting in a $1.0 million decrease in the loan loss provision for the first nine months of 2014, compared to the same period in 2013 and (3) a significant decline in other real estate owned (OREO) during the first nine months of 2014 resulting in lower related holding costs and loss provisions. Partially offsetting these positive factors were the effects of the following: (1) higher personnel costs associated with increased staff levels and support positions associated with the addition of seven branches through the acquisition of CVB and the addition of commercial loan personnel focused on growing the segment’s commercial and small business loan portfolios, (2) one-time transaction expenses associated with the merger of CVB into the Bank, (3) depreciation of equipment purchased to upgrade CVB’s systems and equipment to conform to the Bank’s technology infrastructure and (4) higher operating expenses resulting from the effects of combining CVB’s operations into the Bank’s.

The Bank’s total nonperforming assets were $6.6 million at September 30, 2014, compared to $7.2 million at December 31, 2013. Nonperforming assets at September 30, 2014 included $5.5 million in total nonaccrual loans, compared to $4.4 million at December 31, 2013, and $1.1 million in OREO, compared to $2.8 million at December 31, 2013. The increase in nonaccrual loans since December 31, 2013 was generally attributable to smaller balance residential real estate and commercial loans. Troubled debt restructurings at both September 30, 2014 and December 31, 2013 were $5.6 million, of which $2.5 million and $2.6 million at September 30, 2014 and at December 31, 2013, respectively, were included in nonaccrual loans. The decline in OREO during the first nine months of 2014 resulted from sales of properties that had a total carrying value of $2.5 million at December 31, 2013.

Mortgage Banking Segment. C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $57,000 for the third quarter of 2014, compared to net income of $302,000 for the third quarter of 2013. For the first nine months of 2014, C&F Mortgage Corporation reported net income of $296,000, compared to net income of $1.9 million for the first nine months of 2013.

The entire mortgage industry, including the corporation’s mortgage banking segment, is experiencing significantly reduced refinancing and purchase activity, which has translated into weaker mortgage loan volume and correspondingly lower income from gains on sales of loans and ancillary mortgage lending fees. Loan originations at the corporation’s mortgage banking segment declined 27 percent and 39 percent during the third quarter and first nine months of 2014, respectively, compared to the same periods in 2013, which management believes is in line with or lower than industry declines. Partially offsetting the negative effects of the production decline was a decline in production-based compensation. If market conditions influencing the mortgage banking environment do not improve, C&F Mortgage Corporation may experience a continuation of lower loan demand, as compared to historical periods, which could negatively affect the earnings of the mortgage banking segment.

Consumer Finance Segment. C&F Finance Company, which comprises the consumer finance segment, reported net income of $1.7 million for the third quarter of 2014, compared to net income of $2.4 million for the third quarter of 2013. For the first nine months of 2014, C&F Finance Company reported net income of $6.1 million, compared to net income of $8.8 million for the first nine months of 2013.

Average loans outstanding during the third quarter for 2014 were essentially level with average loans outstanding during the third quarter of 2013, and average loans during the first nine months of 2014 declined $1.7 million compared to the same period in 2013. These changes in the average consumer finance loan portfolio, coupled with a 70 basis point and a 75 basis point decline in the average yield on the portfolio for the third quarter and first nine months of 2014, respectively, resulted in a $482,000 decline and a $1.8 million decline in net interest income during the third quarter and first nine months of 2014, respectively. The average balance of and average yield on the consumer finance segment’s loan portfolio have declined as a result of increased competition and loan pricing strategies that competitors have used to grow market share.

The results of the consumer finance segment also included a $300,000 and a $1.8 million increase in the provision for loan losses during the third quarter and first nine months of 2014, compared to the same periods in 2013, as the net charge-off ratio has remained higher through the first nine months of 2014, compared to the first nine months of 2013, as a result of the continued difficult economic environment, reduced sales prices of repossessed vehicles and easing of underwriting standards by our competitors leading to higher default rates. The increase in the provision for loan losses during the first nine months of 2014 and the lack of significant portfolio growth since December 31, 2013 resulted in an increase in the ratio of the allowance for loan losses to total loans to 8.36 percent at September 30, 2014 from 8.32 percent at December 31, 2013. Management believes that the current allowance for loan losses is adequate to absorb probable losses in the consumer finance loan portfolio. If factors influencing the consumer finance segment result in a higher net charge-off ratio, C&F Finance Company may need to continue to increase the level of its allowance for loan losses, which could negatively affect future earnings of the consumer finance segment.

Other Segments. Other segments, which includes the corporation’s holding company operations, reported an aggregate net loss of $103,000 for the third quarter of 2014, compared to a net loss of $167,000 for the third quarter of 2013. For the first nine months of 2014, other segments reported an aggregate net loss of $520,000, compared to a net loss of $1.1 million for the first nine months of 2013. Other segments recognized $220,000 and $868,000 in transactions costs, net of taxes, during the third quarter and first nine months of 2013, respectively, associated with the corporation’s acquisition of Central Virginia Bankshares, Inc.

Capital and Dividends. The corporation declared a quarterly cash dividend of 30 cents per share during the third quarter of 2014, which was paid on October 1, 2014. This dividend equates to a payout ratio of 30.9 percent of third quarter net income. The Board of Directors of the corporation continues to review the dividend payout ratio in light of changes in economic conditions, capital levels and expected future levels of earnings, and the changes to the regulatory capital framework that will apply to the corporation beginning in 2015. Also during the third quarter of 2014, the corporation purchased 2,800 shares of its common stock as authorized under a share repurchase program to purchase up to $5.0 million of the corporation’s common stock through May 2015.

About C&F Financial Corporation. C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI. The common stock closed at a price of $33.32 per share on October 22, 2014. At September 30, 2014, the book value of the corporation was $35.86 per common share.

C&F Bank operates 25 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage loan origination services through 15 offices located in Virginia, Maryland, and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama, Missouri, Illinois, Texas, Florida, New Jersey, Pennsylvania, New Hampshire and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Hunt Valley, Maryland.

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the corporation conform to generally accepted accounting principles (GAAP) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the corporation’s performance. These include the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE, and the adjusted annualized net charge-off ratio for the retail banking segment.

Management believes that FTE measures provide users of the corporation’s financial information a presentation of the performance of interest earning assets on a basis that is comparable within the banking industry. Management reviews interest income of the corporation on an FTE basis. In this non-GAAP presentation, interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources.

Management believes that the presentation of the adjusted annualized net charge-off ratio for the retail banking segment that excludes the effect of a significant nonrecurring charge-off recognized in a single accounting period permits a comparison of asset quality related to the segment’s ongoing business operations, and it is on this basis that management internally assesses the segment’s performance and establishes goals for the future.

These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the corporation to evaluate and measure the corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements. Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the corporation’s management, as well as assumptions made by, and information currently available to, the corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated by such statements. Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, strategic business initiatives, asset quality and future actions to manage asset quality, adequacy of allowances for loan losses, capital levels, the effect of future market and industry trends and effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations promulgated thereunder, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, including the effect of these policies on interest rates and business in our markets, (6) the ability to achieve the operations and results expected after the CVB acquisition, including anticipated cost savings, continued relationships with major customers and deposit retention, (7) the value of securities held in the corporation’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (10) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (11) the level of indemnification losses related to mortgage loans sold, (12) demand for loan products, (13) deposit flows, (14) the strength of the corporation’s counterparties, (15) competition from both banks and non-banks, (16) demand for financial services in the corporation’s market area, (17) technology, (18) reliance on third parties for key services, (19) the commercial and residential real estate markets, (20) demand in the secondary residential mortgage loan markets, (21) the corporation’s expansion and technology initiatives, and (22) accounting principles, policies and guidelines and elections by the corporation thereunder, such as the election of fair value accounting for loans held for sale. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Financial Condition	9/30/14	12/31/13	9/30/13
	(unaudited)		(unaudited)
Interest-bearing deposits with other banks	$134,972	$41,750	$36,531
Federal funds sold	-	91,723	-
Investment securities - available for sale, at fair value	220,093	218,110	147,161
Loans held for sale, at fair value	35,910	35,879	55,911
Loans, net:
Retail Banking segment	526,101	528,480	381,827
Mortgage Banking segment	2,221	2,421	2,405
Consumer Finance segment	263,795	254,631	265,044
Restricted stocks, at cost	3,690	4,336	3,525
Total assets	1,315,995	1,312,297	983,631
Deposits	1,001,432	1,008,292	685,232
Repurchase agreements	17,431	16,780	18,653
Borrowings	153,082	153,055	148,607
Shareholders' equity	122,031	112,941	109,379

	For The		For The
	Quarter Ended		Nine Months Ended
Results of Operations	9/30/14	9/30/13	9/30/14	9/30/13
	(unaudited)		(unaudited)
Interest income	$21,838	$19,654	$64,844	$58,007
Interest expense	2,116	2,069	6,477	6,299
Provision for loan losses:
Retail Banking segment	-	-	-	1,000
Mortgage Banking segment	15	15	45	75
Consumer Finance segment	4,125	3,825	10,870	9,065
Other operating income:
Gains on sales of loans	1,188	1,790	4,025	7,068
Other	3,435	3,849	10,676	10,632
Other operating expenses:
Salaries and employee benefits	8,811	7,862	27,035	23,160
Other	6,774	6,662	21,160	18,941
Income tax expense	1,326	1,494	4,029	5,617
Net income	3,294	3,366	9,929	11,550
Earnings per common share - assuming dilution	0.96	0.97	2.88	3.37
Earnings per common share - basic	0.97	1.01	2.92	3.51

Fully-taxable equivalent (FTE) amounts*
Interest income on loans-FTE	20,059	18,336	59,395	54,093
Interest income on securities-FTE	2,259	1,892	6,903	5,621
Total interest income-FTE	22,410	20,256	66,586	59,803
Net interest income-FTE	20,294	18,187	60,109	53,504

*

Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see "Use of Certain Non-GAAP Financial Measures" and "Reconciliation of Certain Non-GAAP Financial Measures."

	For The		For The
	Quarter Ended		Nine Months Ended
Segment Information	9/30/14	9/30/13	9/30/14	9/30/13
	(unaudited)		(unaudited)
Net income - Retail Banking	$1,681	$791	$4,087	$1,986
Net income - Mortgage Banking	57	302	296	1,834
Net income - Consumer Finance	1,659	2,440	6,066	8,829
Net loss - Other and Eliminations	(103)	(167)	(520)	(1,099)
Mortgage loan originations - Mortgage Banking	146,218	201,440	363,684	591,642
Mortgage loans sold - Mortgage Banking	143,911	204,841	363,653	608,458

	For The		For The
	Quarter Ended		Nine Months Ended
Average Balances	9/30/14	9/30/13	9/30/14	9/30/13
	(unaudited)		(unaudited)
Interest-bearing deposits in other banks and federal funds sold	$147,817	$48,845	$159,314	$50,872
Investment securities - available for sale, at amortized cost	212,784	144,845	209,675	143,693
Loans held for sale	32,780	54,096	29,399	51,309
Loans:
Retail Banking segment	538,921	388,754	538,494	390,038
Mortgage Banking segment	2,772	2,901	2,797	2,799
Consumer Finance segment	287,741	287,173	281,716	283,402
Restricted stocks, at cost	3,690	3,525	3,935	3,592
Total earning assets	1,226,505	930,139	1,225,330	925,705
Total assets	1,324,635	985,867	1,323,426	984,466

Time, checking and savings deposits	841,671	569,961	847,669	576,029
Borrowings	170,718	166,425	170,663	165,474
Total interest-bearing liabilities	1,012,389	736,386	1,018,332	741,503
Demand deposits	170,773	117,987	166,076	112,043
Shareholders' equity	120,659	106,993	118,024	105,826

Asset Quality	9/30/14	12/31/13	9/30/13
	(unaudited)		(unaudited)
Retail Banking
Loans, excluding purchased loans	$427,862	$402,755	$393,143
Purchased performing loans[1]	85,643	104,471	-
Purchased credit impaired loans[1]	23,560	32,520	-
Total loans	$537,065	$539,746	$393,143

Nonaccrual loans[2]	$4,774	$3,740	$4,245
Purchased performing-nonaccrual loans[3]	738	651	-
Total nonaccrual loans	5,512	4,391	4,245
Other real estate owned (OREO)[4]	1,087	2,768	3,780
Total nonperforming assets[5]	$6,599	$7,159	$8,025

Accruing loans past due for 90 days or more	$48	$75	$96

Troubled debt restructurings (TDRs), excluding purchased loans[2]	$5,326	$5,217	$3,921
Purchased performing TDRs[6]	280	403	-
Total TDRs	$5,606	$5,620	$3,921

Allowance for loan losses (ALL)	$10,964	$11,266	$11,316
Nonperforming assets to loans and OREO	1.23%	1.34%	2.02%
ALL to total loans, excluding purchased credit impaired loans[7]	2.14%	2.22%	2.88%
ALL to total nonaccrual loans	198.91%	256.57%	266.57%
Annualized net charge-offs to average loans[8]	0.07%	0.74%	1.05%

Mortgage Banking
Nonaccrual loans	$187	$-	$-
Total Loans	$2,759	$2,914	$2,883
ALL	$538	$493	$478
Nonperforming loans to total loans	6.78%	0%	0%
ALL to loans	19.50%	16.92%	16.58%
ALL to nonaccrual loans	287.70%	N/A	N/A

Consumer Finance
Nonaccrual loans	$1,196	$1,187	$1,253
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$287,866	$277,724	$288,111
ALL	$24,071	$23,093	$23,067
Nonaccrual loans to total loans	0.42%	0.43%	0.43%
ALL to total loans	8.36%	8.32%	8.01%
Net charge-offs to average total loans	4.68%	4.59%	3.83%

[1]

The loans acquired from CVB are tracked in two separate categories "purchased performing" and "purchased credit impaired." The fair market value adjustments for the purchased performing loans are $1.2 million at 9/30/14 and $1.3 million at 12/31/13 for interest and $4.0 million at 9/30/14 and $5.2 million at 12/31/13 for credit. The fair market value adjustments for the purchased credit impaired loans are $5.6 million at 9/30/14 and $5.0 million at 12/31/13 for interest and $10.0 million at 9/30/14 and $11.5 million at 12/31/13 for credit.

[2]	Nonaccrual loans include nonaccrual TDRs of $2.5 million at 9/30/14, $2.6 million at 12/31/13 and $2.6 million at 9/30/13.

[3]	Purchased performing-nonaccrual loans are presented net of fair market value interest and credit marks totalling $253,000 at 9/30/14 and $488,000 at 12/31/13.

[4]	OREO is recorded at its estimated fair market value less cost to sell.

[5]

As required by acquisition accounting, purchased credit impaired loans that were considered nonaccrual and TDRs prior to the acquisition lose these designations and are not included in post-acquisition nonperforming assets as presented in the Asset Quality section of the Selected Financial Information.

[6]	Purchased performing TDRs are accruing and are presented net of fair market value interest and credit marks totaling $9,000 at 9/30/14 and $11,000 at 12/31/13.

[7]

The decline in this ratio at 9/30/14 and 12/31/13, compared to 9/30/13, resulted from the inclusion of purchased performing loans in total loans. Purchased performing loans were marked to fair value on acquisition date; therefore, no allowance for loan losses was recorded for these loans.

[8]

C&F Bank's annualized net charge-off ratio of 1.05% for the nine months ended 9/30/13 included a $2.1 million charge-off for one commercial relationship. This ratio is 0.34% excluding the $2.1 million charge-off. For more information about this non-GAAP financial measure, refer to "Use of Certain Non-GAAP Financial Measures" and "Reconciliation of Certain Non-GAAP Financial Measures."

	As Of and For The		As Of and For The
	Quarter Ended		Nine Months Ended
Other Data and Ratios	9/30/14	9/30/13	9/30/14	9/30/13
	(unaudited)		(unaudited)
Annualized return on average assets	0.99%	1.37%	1.00%	1.56%
Annualized return on average common equity	10.92%	12.58%	11.22%	14.52%
Annualized net interest margin	6.58%	7.77%	6.56%	7.73%
Dividends declared per common share	$0.30	$0.29	$0.89	$0.87
Weighted average common shares outstanding - assuming dilution	3,405,308	3,484,961	3,446,472	3,423,097
Weighted average common shares outstanding - basic	3,405,162	3,318,687	3,403,749	3,287,146
Market value per common share at period end	$33.27	$48.40	$33.27	$48.40
Book value per common share at period end	$35.86	$32.84	$35.86	$32.84
Price to book value ratio at period end	0.93	1.47	0.93	1.47
Price to earnings ratio at period end (ttm)	9.02	10.64	9.02	10.64

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(in thousands)

		For The Quarter Ended
		9/30/14			9/30/13
		(unaudited)			(unaudited)
		Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans		$20,050	$9	$20,059	$18,325	$11	$18,336
Interest income on securities		1,696	563	2,259	1,301	591	1,892
Total interest income		21,838	572	22,410	19,654	602	20,256
Net Interest income		19,722	572	20,294	17,585	602	18,187

		For The Nine Months Ended
		9/30/14			9/30/13
		(unaudited)			(unaudited)
		Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans		$59,366	$29	$59,395	$54,062	$31	$54,093
Interest income on securities		5,190	1,713	6,903	3,856	1,765	5,621
Total interest income		64,844	1,742	66,586	58,007	1,796	59,803
Net Interest income		58,367	1,742	60,109	51,708	1,796	53,504

		For The Nine Months Ended
		9/30/14			9/30/13
		(unaudited)			(unaudited)
		Reported	Commercial Loan Charge-off**	Adjusted	Reported	Commercial Loan Charge-off	Adjusted
Average Retail Banking segment loans	(A)	$538,494	$-	$538,494	$390,038	$-	$390,038

Net charge-offs		$302	$-	$302	$3,065	$(2,056)	$1,009
Annualization Factor		1.33	1.33	1.33	1.33	1.33	1.33
Annualized net charge-offs	(B)	$402	$-	$402	$4,086	$2,734	$1,342

Annualized net charge-offs to average loans	(B)/(A)	0.07%		0.07%	1.05%		0.34%

*	Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see "Use of Certain Non-GAAP Financial Measures."

**	This charge-off occurred in connection with the sale of notes relating to one commercial relationship.